Exhibit 9

Sun Life Insurance and Annuity Company of New York
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481

Re:	Post-Effective Amendment No. 17 to the Registration Statement on Form N-4
File No. 333-100474

Gentlemen and Ladies:

I have acted as counsel to Sun Life Insurance and Annuity Company of New York (the "Company") in connection with the above-captioned post-effective amendment to the registration statement (the "Registration Statement") with respect to the registration of certain annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving this opinion, I have examined the Registration Statement and have examined such other documents and perceived such questions of Delaware law as I considered necessary and appropriate.

Based on such examination and review it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the state of New York.

2. The Contracts when issued in the manner described in the Registration Statement will be validly issued and will represent binding obligations of the Company and the Account under New York law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference this opinion under the caption "Legal Matters" in the prospectuses constituting a part of the Registration Statement.

Very truly yours,

/s/ Sandra M. DaDalt, Esq.

SANDRA M. DADALT

April 24, 2009